Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-182033) of The Fresh Market, Inc., and

(2)
Registration Statement (Form S-8 No. 333-170414) pertaining to the 2010 Omnibus Incentive Compensation Plan, the Employee Stock Purchase Plan, and the Deferred Compensation Plan of The Fresh Market, Inc.

of our reports dated March 26, 2013, with respect to the consolidated financial statements of The Fresh Market, Inc. and the effectiveness of internal control over financial reporting of The Fresh Market, Inc. included in this Annual Report (Form 10-K) of The Fresh Market, Inc. for the year ended January 27, 2013.

/s/ Ernst & Young LLP
Greensboro, North Carolina
March 26, 2013